Exhibit 99.1

Sino Agro Food Completes Carve Out of Aquaculture Assets

Tri-way Industries Valued at US$340.6M; non-recurring revaluation gain of US $53.5 M attributable to SIAF

March 1, 2017

GUANGZHOU, China— Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME) ("SIAF" or the “Group”), a specialized investment company focused on protein food including seafood and cattle, today announced the carve-out of Tri-way Industries Ltd (“Tri-way”), its enterprise value assessed at US$340.6M, with Sino Agro Food, Inc. retaining and / or acquiring holdings of US$124.7M (of US$340.6M), which includes a provision for repayment of debt owed to SIAF. The carve out, which is immediately accretive to SIAF’s earnings per share and EBITDA, confirms the Company’s strategy to unlock the value of its current aquaculture business assets and plans for one of the world’s largest land-based aquaculture projects.

As discussed in prior communications, the purpose for the carve-out is to provide Tri-way a means toward capitalizing on market conditions that currently support entities with strong aquaculture focus. Therefore, in addition to its currently held assets, namely those of Aquafarm 1, Tri-way has completed the acquisition of assets held in Aquafarms 2, 3, 4 and 5 from their respective owners / investors, including SIAF, as well as rights to technology licensed from Capital Award, a wholly owned subsidiary of SIAF.

SIAF’s US$124.7M held interest in Tri-way represents 36.6% (36,600,000 common shares) ownership in the company: 23.89% (EV = US$81,367,997) as a result of retained interest in Tri-way, and 12.71% (EV = $US$43,289,545) acquired in exchange for outstanding debt owed to SIAF. Share settlement is expected to occur on or before March 31, 2017.

As a result of the carve-out, Tri-way will be registered as an “investment in associate” holding by SIAF, going forward.

The benefit afforded SIAF from the transition is 1) SIAF is accorded a (deemed) gain in the amount of US$53,495,649, reflected in its consolidated statement of profit and loss account for the Group as summarized (reconciled), below, and 2) taking into account the value SIAF held in Tri-way prior to the carve-out (i.e. as a wholly owned subsidiary) versus the value it holds today at as an investor in associate, including its ownership acquired in exchange for outstanding debt, coupled with Triway’s acquisition of Aquafarms 2, 3 4, and 5, Sino Agro Food, Inc. is provided in excess of a 4:1 increase in enterprise value held in Tri-way.

	HK$		US$

Fair value of interest retained in Triway ($340,594,377 x 23.89%)		630,601,977		81,367,997

Less:
Amount recognized prior to disposal
Net assets of Triway	288,014,258		37,163,130
Non-controlling interest at disposal ($37,163,130 x 25%)	-72,003,564		-9,290,783
Group assets disposed		216,010,694		27,872,348
Gain on disposal		414,591,283		53,495,649

Net group assets disposed ($27,872,348 x 76.11%)		-164,405,739		-21,213,644
Gain on revaluation of retained interest
Fair value of interest retained in Triway		630,601,977		81,367,997
Net assets retained by Triway ($27,872,348 x 23.89%)		-51,604,955		-6,658,704

Gain on disposal		414,591,283		53,495,649

Solomon Lee, Chairman and Chief Executive Officer of SIAF commented, “This milestone represents one of the key steps in SIAF’s more than decade-long transformation.

“The Group strongly believes that separating into two industry-leading companies – one focused on the aquaculture industry and the other focused on investing in technology-based agriculture initiatives with substantial growth potential – will generate significant value for shareholders by enabling each company to focus on its specific business and strategic priorities.

“For SIAF, that means becoming a ‘solutions destination’, supporting a wide range of agriculture endeavors through the delivery of value-added technology and world-class operations.

“Additional information regarding Tri-way’s progress will be disclosed as it becomes available” concluded Mr. Lee.

About Sino Agro Food, Inc.

SIAF is a specialized investment company focused on protein food. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 429 million in 2015. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai.  Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations Contacts

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Todd Fromer / Elizabeth Barker

+1 (212) 896-1215 / 212-896-1203

SIAF@kcsa.com

Erik Ahl

Nordic Countries

+46 (0) 760 495 885

erik.ahl@sinoagrofood.com